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                                                                      EXHIBIT 23

             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

The Board of Directors
Ashworth, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-92580, 333-51730, 33-35516, 33-41455, 33-47502, 33-54206 and 33-66040) on
Form S-8 of Ashworth, Inc. of our reports dated January 27, 2005, with respect to the consolidated balance sheets of Ashworth, Inc. and subsidiaries as of October 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year-period ended October 31, 2004, and the related consolidated financial statement schedule, which reports appear in the October 31, 2004 report on Form 10-K of Ashworth, Inc. and subsidiaries.

                                                     KPMG LLP
San Diego, California
January 28, 2005